Exhibit 10.2

28 February 2007

Neil Smith

Brettwood

Green Lane

Churt

Farnham

Surrey GU10 2PA

WITHOUT PREJUDICE

Dear Neil,

Compromise Agreement

I refer to our discussions concerning the termination of your employment with Telewest Communications Group Limited (the “Company”) and (in connection only with the matters referred to in paragraphs 12 to 14) with Virgin Media Inc. (formerly NTL Incorporated), a Delaware corporation (the “Parent Company”). The purpose of this Agreement is to set out the terms which the Company and (in connection only with the matters referred to in paragraphs 11 to 13) the Parent Company are prepared to offer you and which are as follows:

1.	Your employment with the Company will terminate on 28 February 2007 (“the Termination Date”).

2.

By signing this letter, you agree to resign any appointment you hold in Virgin Media Inc. or its subsidiaries, whether as director, officer or trustee, including, the following, such resignation to take effect on the Termination Date:

a. Virgin Media Inc., as Deputy CFO;
b. Front Row Television Limited, as director;
c. sit-Up Limited, as director;
d. TVS Pension Fund Trustees Limited, as director;
e. UK Programme Distribution Limited, as director.

2.1

You will use your best endeavours until the Termination Date to promote, protect and develop the business of the Company and the Group.  You will also faithfully and diligently perform any duties under this Agreement and your

Contract of Employment as well as such other duties or directions given by the Company.

2.2

It is agreed that from the date of this Agreement to the Termination Date that the Company may not terminate your employment prior to the Termination Date, save where you commit an act of Gross Misconduct. For the purposes of this clause 2, “Gross Misconduct” shall mean that you have physically assaulted another employee of the Company or have stolen goods or property of the Company. In the event that the Company terminates your employment prior to the Termination Date by reason of Gross Misconduct then the Company will pay to you your normal salary and benefits up to the date on which your employment is terminated by reason of Gross Misconduct and shall not be liable to pay you the Contractual Payment referred to in clause 4 within 14 days of the date on which your employment is terminated by reason of Gross Misconduct.

3.

The Company will pay to you on or as soon as possible after the Termination Date (but in any event no later than the next available payroll run after the Termination Date) all outstanding payments owed to you in respect of your basic salary and other contractual benefits up to and including the Termination Date less tax and national insurance. Such payment(s) will be paid into the bank account into which your salary is normally paid.

4.

The Company further agrees to pay you and you agree to accept, as provided for by the terms of your employment with the Company, a lump-sum termination payment of cash of £660,000 (“the Contractual Payment”). The Contractual Payment will be paid into the bank account into which your salary is normally paid on or as soon as possible after the Termination Date (but in any event no later than the next available payroll run after the Termination Date). The Company will deduct tax and national insurance at your normal rate from the Contractual Payment and pay this to the relevant authority. The Compensation Payment will be made subject to the Company’s receipt of this Agreement signed by you and by your independent adviser at Appendix 1 by the Termination Date.

5.

The Company further agrees to pay you and you agree to accept a payment of £27,500 as compensation for the termination of your employment (“the Compensation Payment”). This payment will be paid into the bank account into which your salary is normally paid on the 6 March 2007. The Compensation Payment will be paid without deduction of tax in the belief that the Compensation Payment will not be taxable pursuant to the provisions of Section 403 of the Income Tax (Earnings and Pensions) Act 2003. The Compensation Payment will be made subject to the Company’s receipt of this Agreement signed by you and by your independent adviser at Appendix 1 by the Termination Date.

6.

Other than the tax and national insurance referred to above, you will indemnify the Company in respect of any further tax or employee national insurance (together with interest and/or any penalties for which the Company has to account to the Inland Revenue) in respect of this payment or of the other terms contained in this Agreement or the vesting, exercise, lapse of restriction of any stock option or stock. You authorise the Company to deduct any sums due to the Company from you from the monies payable under this Agreement.

7.

For 2006 and 2007, the Company will, as it has in the past, have the accountancy firm it uses for expatriate tax filings prepare your U.S. federal and state tax returns on your behalf, and you will cooperate with the Company to accomplish the filing (for example, by providing any necessary information and by executing the required documents). The Company will also provide you with the same tax equalization (i.e., to the extent any U.S. tax due is not fully offset against any U.K. liability) as it has in prior years with respect to your income taxable in the U.S. (but only with respect to NTL and its affiliates and not with respect to compensation provided by any other future employer), up to a maximum of $6,000. (This tax equalization does not include coverage of any excise taxes which may or may not apply).

8.

You should submit your final expenses claim, if any, made up to the Termination Date within 14 days of the Termination Date. You will be reimbursed for all expenses reasonably incurred by you in the proper performance of your duties in accordance with normal Company guidelines.

9.

The Company will provide a reference in the form attached to this Agreement at Appendix 2 and will deal with any related enquiry in a manner which is consistent with the terms of the reference provided that nothing in this Agreement will fetter the Company’s obligation to give full disclosure as required by law or statutory or regulatory authority. The Company reserves the right to amend and/or add to the reference in order to meet such obligation and/or as a result of information which comes to light after the date of this Agreement.

10.

The Company will arrange for outplacement counselling services to be available to you by the Company’s authorised provider of such services, DBM, for a period of six months following the Termination Date.

11.

Subject the indemnity contained in paragraph 6, it is agreed between you and the Company and the Parent Company that your grant of 9,668 stock options at $0.02 exercise price and 41,917 stock options at $15.32 exercise price pursuant to the terms of the Telewest Global Inc. 2004 Stock Incentive Scheme (the “TGI 2004 Plan”) and which are subject to vesting on 19 July 2007 will vest on the Termination Date. It is further agreed between you and the Company and the Parent Company that all such stock options which have vested but which are unexercised as at the Termination Date will be exercisable for a period of 60 days from the Termination Date except your 9,668 stock options at

$0.02 exercise price, which must be exercised on the Termination Date, provided that your employment was not terminated prior to the Termination Date by reason of Gross Misconduct (as defined at Clause 2.2 above). All other terms of these stock options will continue in full force and effect.

12.

Subject the indemnity contained in paragraph 6, in accordance with the provisions of a Non Qualified Stock Option Notice dated 6 July 2006 (the “Stock Option Notice”) and the NTL Incorporated 2006 Stock Incentive Plan (the “2006 Plan”) and issued to you by the Parent Company as part of the Parent Company’s 2006/2008 Long Term Incentive Plan it is agreed between you and the Parent Company that 7,841 of your grant of 39,205 stock options pursuant to the terms of the Stock Option Notice and the 2006 Plan and which vested on 1 January 2007 and that such stock options will be exercisable for a period of three calendar months from the Termination Date. You will not receive any payment in respect of the Restricted Stock Unit element of the 2006/2008 Long Term Incentive Plan when and if that is awarded to the Company’s employees. All your unvested stock options or any such vested stock options that have not been exercised will lapse and be forfeited, in respect of the former on the Termination Date and in respect of the latter on the expiry of the three months period following the Termination Date. All other terms of the Stock Option Notice for such stock options will continue in full force and effect.

13.

Subject the indemnity contained in paragraph 6, notwithstanding the provisions of clauses 3.1 and 5 of a Restricted Stock Agreement entered into by you and the Parent Company and dated 26 May 2006 (the “Restricted Stock Agreement”) it is agreed between you and the Parent Company that 25,000 shares of the 37,500 shares of restricted stock granted to you pursuant to the Restricted Stock Agreement will vest on the Termination Date, provided that your employment was not terminated prior to the Termination Date by reason of Gross Misconduct (as defined at Clause 2.2 above). It is further agreed between you and the Parent Company that the Transfer Restrictions (as set out in clause 2 of the Restricted Stock Agreement) applicable to such 25,000 shares of restricted stock shall lapse on the Termination Date and that the Termination Date shall thereafter be treated as being the Lapse Date for the purposes of the Restricted Stock Agreement. The balance of 12,500 shares of the 37,500 shares of restricted stock granted to you pursuant to the Restricted Stock Agreement will lapse and be forfeited by you on the Termination Date. All other terms of Restricted Stock Agreement will continue in full force and effect.

14.

Notwithstanding the provisions of Clause 5 of your contract of employment with the Company signed by you on 6 March 2000, it is agreed that you will continue to be eligible for any potential earnings under the 2006 Group Bonus Scheme (if any), at an expected range of between 0% to 150% of your basic salary, with a target bonus of 75% of your basic salary, provided that your employment has not been terminated prior to the Termination Date by reason of Gross Misconduct (as defined at Clause 2.2 above). All payments, if any, will be subject to terms of the 2006 Group Bonus Scheme. Any bonus payment will be paid on 31 March 2007 unless circumstances arise which require for payment to all employees to be made on another date.

15.

You agree to remain bound by the restrictions set out in the schedule to the variation of your Contract of Employment dated 18 October 2004, and in addition agree that the reference therein to the “Telewest Group” shall mean: “NTL Incorporated and its subsidiaries”. The Company agrees not to demand your compliance with the restrictive covenants contained in your Contract of Employment unreasonably, and further agrees that you may apply to seek the Company’s agreement to waive its rights in connection with such covenants by writing to Robert Mackenzie at the Company’s offices in Hook.

16.1

The Company and the Parent Company warrant and confirm that they have full power and authority to enter into this Agreement and that each provision of this Agreement will be legally binding on and enforceable against the Company and/or the Parent Company by you.

16.2

In the event that any of the provisions of this Agreement are for whatever reason not legally binding on and/or enforceable against the Company and/or the Parent Company by you, the Company and the Parent Company agree to indemnify you in respect of any loss incurred or sustained by you as a result of each and any of the provisions of this Agreement failing to be either legally binding on and/or enforceable against the Company and/or the Parent Company (including but not limited to the costs of putting you in the same position as you would have been if any such provisions had been legally binding on and/or enforceable against the Company and/or the Parent Company together with all costs (including legal fees) incurred by you in relation to enforcing this clause 15 against the Company and/or Parent Company.

16.3

For the avoidance of doubt, the Company and the Parent Company agree that this paragraph 16 is to be governed by the laws of England and Wales and will submit to the jurisdiction of the Courts of England and Wales in determining any issue arising out of or in connection with this paragraph 16.

17.

You confirm that you will return by the Termination Date to the Company; all books, documents, papers, computer discs and other media (including copies), credit cards, keys, computers, mobile telephones and all other property in whatever format belonging to or relating to the business of the Company or any Group Company or any of their suppliers, agents or clients. You further confirm you will immediately delete on the Termination Date from the hard disk of any personal computer used by you (except computers in the Company’s ownership, possession or control) all documents and information belonging to, obtained from, or prepared for the Company or any Group Company or any of their respective customers or clients.

18.

You shall not except as may be required by law divulge to any person whatsoever or otherwise make use of (and shall use your best endeavours to prevent publication of) any trade secret or any confidential information concerning the business or finances of the Company or any Group Company or any of their dealings transactions or affairs or any such confidential information concerning their suppliers agents customers or clients except insofar as any trade secret or confidential information may have come into the public domain (otherwise than as a result of any breach of any obligations made by you to the Company). In addition, you will keep the terms of this Agreement and all discussions and other correspondence on this subject confidential and will not disclose them to any third party other than as required by law or by regulatory authorities or in order to instruct your professional advisor or immediate family who have agreed to be bound by the restriction.

19.

Provided that a compromise agreement is reached and signed between the parties, ntl will pay your reasonable legal costs for legal advice as to the terms and effect of this Agreement up to a maximum of £750 plus VAT. Payment will be made direct to your relevant independent legal advisor’s firm subject to receipt of an appropriate VAT invoice addressed to you and marked payable by the Company from your legal advisor’s firm. The invoice should be marked for the attention of Melissa Westgarth, and sent to the Company’s offices at ntl House, Bartley Wood Business Park, Hook, Hampshire, RG27 9UP. It is agreed that Taylor Walton Solicitors shall have the right to enforce payment of their invoice directly against the Company under the Contracts (Rights of Third Parties) Act 1999.

20.	You warrant that:

20.1

You have not withheld or failed to disclose any material fact concerning the performance of your duties with the Company and/or the Group or any breach of any material term (express or implied) of your contract of employment which would have entitled the Company to have dismissed you summarily;

20.2

You have instructed your relevant independent legal advisor to advise as to whether you have or may have any claims, including statutory claims, against the Company or any Group Company arising out of or in connection with your employment or its termination;

20.3

You have made a full and frank disclosure to your relevant independent legal advisor of all facts and matters which could lead to such claims with the express intention that all such claims be compromised fully and effectively;

20.4	On the basis of the information provided by you to your relevant independent legal advisor, you have been advised by them following consideration of (a) to (ee) below that:-

	20.4.1	Your possible claims or particular complaints against the Company or any Group Company, whether statutory or otherwise, may include those set out below at (a) - (ee) which are marked “yes” as follows:-

(a)	breach of contract	Yes

(b)	wrongful dismissal	Yes

(c)	unfair dismissal/automatically unfair dismissal	Yes

(d)	unlawful detriment under the Employment Rights Act 1996	Yes

(e)	any other claim pursuant to the Employment Rights Act 1996	Yes

(f)	statutory redundancy payment	Yes

(g)	unlawful deductions from wages under the Employment Rights Act 1996	Yes

(h)	sex discrimination whether direct, indirect, by way of harassment or victimisation	No

(i)	race discrimination whether direct, indirect, by way of harassment or victimisation	No

(j)	disability discrimination whether direct discrimination, disability-related discrimination, failure to make reasonable adjustments, by way of harassment or victimisation	No

(k)	discrimination on the grounds of sexual orientation whether direct, indirect, by way of harassment or victimisation	No

(l)	discrimination on the grounds of religion or belief whether direct, indirect, by way of harassment or victimisation	No

(m)	discrimination on the grounds of age whether direct, indirect by way of harassment or victimisation	No

(n)	equal pay under the Equal Pay Act 1970	Yes

(o)	under the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended)	Yes

(p)	working time or holiday pay under the Working Time Regulations 1998	Yes

(q)	failure to pay the national minimum wage under the National Minimum Wage Act 1998	No

(r)	under and/or concerning the Public Interest Disclosure Act 1998	Yes

(s)	under and/or concerning the Employment Relations Act 1999	Yes

(t)	discrimination on the grounds of being a part-time worker under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 or otherwise	No

(u)	discrimination on the grounds of being a fixed-term employee under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 or otherwise	Yes

(v)	under and/or concerning the Transfer of Undertaking (Protection of Employment) Regulations 1981 (as amended)	Yes

(w)	for physical or psychiatric illness or injury (and all losses therefrom) relating to any acts of discrimination	No

(x)	any stress-related claims and/or any claims relating to depression or other mental illness and all losses arising therefrom of which you are aware as at the date of this agreement	No

(y)	in relation to any personal injuries of which you are aware as at the date of this agreement	No

(z)	harassment under the Protection from Harassment Act 1997	Yes

(aa)	under and/or concerning the Data Protection Act 1998	Yes

(bb)	under and/or concerning the Transnational Information and Consultation of Employees Regulations 1999	Yes

(cc)	under and/or concerning the Information and Consultation of Employees Regulations 2004	Yes

(dd)	under and/or concerning the Human Rights 1998	Yes

(ee)	arising as a consequence of the United Kingdom’s membership of the European Union; and	Yes

20.5

You are not aware as at the date of this Agreement of any facts or circumstances that may give rise to a claim against the Company or any Group Company or their officers or employees other than those claims that you and your relevant independent legal advisor have raised with the Company (whether on a without prejudice basis or otherwise, and whether expressly or by implication) including those claims marked “yes” set out from (a) to (ee) in paragraph 20.4 above.

20.6

You have not presented a Claim Form to an office of the Employment Tribunals or issued a claim in the High Court or County Court or any other authoritative body in any jurisdiction in the world in respect of any claim in connection with your employment or its termination including any claim for a Protective Award under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or under the Trade Union and Labour Relations (Consolidation) Act 1992 and you undertake that neither you nor anyone acting on your behalf will present or issue such an application or claim;

20.7

You have not failed to disclose any personal injuries of which you are aware as at the date of this Agreement in relation to which you reasonably believe you could claim against the Company and/or the Group as at the date of this Agreement;

20.8	You have acted in the best interests of the Company and any Group Company and have not knowingly committed any breach of duty of any kind owed to the Company;

21.

These terms which are offered without any admission of liability and which you agree to accept in consideration for the payment specified in paragraph 4 and 5 of this Agreement are in full and final settlement of:

21.1	the claims listed in clause 20.4.1 above and marked “yes”; and

21.2

any and all claims and rights of action (whether under statute, contract, common law or otherwise) in any jurisdiction in the world including but not limited to a claim for breach of contract, unfair dismissal and any other claim which could be brought in an Employment Tribunal or any other court of competent jurisdiction pursuant to the Employment Rights Act 1996, the Employment Relations Act 1999, the Sex Discrimination Act 1975, the Equal Pay Act 1970, Article 141 of the Treaty of Rome, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Trade Union and Labour Relations (Consolidation) Act 1992, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Transfer of Undertakings (Protection of Employment) Regulations 1981 as amended, the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Age) Regulations 2006 the Transnational Information and Consultation of Employees Regulations 1999, the Information and Consultation of Employees Regulations 2004, the Data Protection Act 1998, The Public Interest Disclosure Act 1998, the Protection from Harassment Act 1997, any claims for physical or psychiatric illness or injury (and all losses therefrom) relating to any acts of discrimination and any stress-related claims and/or other claims relating to depression or other mental illness and all losses arising therefrom of which you are aware as at the date of this Agreement and any claims for personal injury of which you are aware at the date of this Agreement which you have or may have against the Company or any Group Company, its or their officers, employees, shareholders, or investors (or any representatives of the foregoing) arising from or connected with your employment or holding of any office with the Company or any Group Company, its termination, or any other matter concerning the

Company provided always that this waiver shall not apply to any pension rights or pension benefits (if any) which have accrued to you up to the Termination Date, nor shall it apply to any other stress-related claims and/or other claims relating to depression or other mental illness and all losses arising therefrom of which you are not aware at the date of signing this Agreement or personal injury claims of which you are not aware at the date of signing this Agreement or should not reasonably be expected to be aware of at the date of signing this Agreement nor in respect of your right to enforce this Agreement.

22.

The Contracts (Rights of Third Parties) Act 1999 shall apply to this Agreement to the extent (but no more) than as set out in this paragraph. Any third party shall be entitled to enforce the benefits conferred on it by this Agreement. The consent of a Third Party shall not be required for the variation or termination of this Agreement even if that variation or termination affects the benefits conferred on any third party. For the purposes of this Agreement “third party” means Taylor Walton Solicitors, any company in the Group or any employee, agent or officer of any Group Company.

23.

You confirm that you have received independent legal advice from David von Hagen of Taylor Walton Solicitors, 28-44 Alma Street, Luton, LU1 2PL as to the terms and effect of this Agreement and have discussed with your independent advisor your ability to pursue claims as listed (a) – (ee) in paragraph 20 above and in particular the effect of this Agreement on your ability to pursue your rights before an Employment Tribunal or any other Court.

David von Hagen is a relevant independent adviser (within the meaning of section 203 of the Employment Rights Act 1996) and there was in force when he gave the advice referred to in this paragraph cover under a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of loss arising in consequence of this advice.

24.

This Agreement satisfies the conditions for regulating compromise agreements under section 203 of the Employment Rights Act 1996, section 14 of the Employment Relations Act 1999, Schedule 3a of the Disability Discrimination Act 1995, section 77 of the Sex Discrimination Act 1975, section 72 of the Race Relations Act 1976, section 288 of the Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, section 49 of the National Minimum Wage Act 1998, Regulation 9 of the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 5 of the Employment Equality (Age) Regulations 2006 Regulation 41 of the Transnational Consultation of Employees Regulations 1999 and Regulation 40 of the Information and Consultation of Employees Regulations 2004.

25.	This Agreement, although marked “without prejudice” will, upon signature of all the parties, be treated as an open document evidencing an agreement binding on the parties.

26.

Within this Agreement “Group Company” means any one of the Company, its subsidiaries, holding company or any subsidiary of its holding company (in each case as defined by section 736 of the Companies act 1985 as amended) and the “Group” has the corresponding meaning.

This Agreement is governed by the law of England and Wales and any dispute is subject to the exclusive jurisdiction of the courts of England and Wales.

Yours sincerely,

/s/ Robert M. Mackenzie

for and on behalf of
Telewest Communications Group Limited

AND

/s/ Jacques D. Kerrest

for and on behalf of
NTL Incorporated, a Delaware corporation

I hereby confirm my acceptance to the above terms.

Signed:	/s/ Neil Smith

Neil Smith

Dated: 28 February 2007

APPENDIX 1

Advisor’s Certificate

I, David von Hagen of Taylor Walton Solicitors, 28-44 Alma Street, Luton, LU1 2PL hereby confirm that I am a relevant independent adviser within the meaning of section 203 of the Employment Rights Act 1996 and that Taylor Walton has a valid policy of insurance or indemnity in force.

Signed:	/s/ David von Hagen

David von Hagen

Dated: 28 February 2007

APPENDIX 2

Draft Reference

To whom it may concern

Dear Sir

Re: Mr Neil Smith

We write to confirm that Neil Smith was employed by the ntl:telewest group of companies from March 2000 to March 2007. During his time in our employ he filled various finance roles including: Consumer Finance Director, CFO Telewest Global Inc and finally Deputy CFO and director of Integration from March 2006 to March 2007.

As a senior employee of the group, Neil always acted with the utmost integrity and professionalism.

Yours faithfully

[insert name]